Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc.

Declares Quarterly Cash Dividend

Addison, Texas – September 14, 2023 / Business Wire / – The Board of Directors of Guaranty Bancshares, Inc. (NYSE: GNTY), the parent company of Guaranty Bank & Trust, N.A., declared a quarterly cash dividend yesterday in the amount of $0.23 per share of common stock. The dividend will be paid on October 11, 2023, to stockholders of record as of the close of business on September 25, 2023. Ty Abston, Chairman and Chief Executive Officer stated, “We continue to build on our history of paying a steady and increasing cash dividend to deploy available capital to our shareholders. This current dividend annualizes to approximately a 3.22% yield based on the current price of our stock.”

About Guaranty Bancshares

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. and has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of June 30, 2023, Guaranty Bancshares, Inc. had total assets of $3.2 billion, total loans of $2.3 billion and total deposits of $2.6 billion. Visit www.gnty.com for more information.

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Contact Information:

Cappy Payne

Senior Executive Vice President & Company CFO

Guaranty Bancshares, Inc.

(888) 572-9881

investors@gnty.com